Exhibit 10.45

December 29, 2009

Mr. Davin A. Mackenzie

[Address]

RE:	Service on AsiaInfo-Linkage Integration Committee

Dear Davin,

As we’ve previously discussed, the board of directors (the “Board”) of AsiaInfo Holdings, Inc. (the “Company”) believes that it would be in the best interest of the Company and its stockholders for a member of the Board to serve on an integration committee (the “Integration Committee”) to be formed promptly following the closing of the planned acquisition of Linkage Technologies Investment Limited (“Linkage Technologies”). The Integration Committee will be tasked with overseeing the integration of the Company and Linkage Technologies into a single functioning company. The Board, in fulfilling its duties to the Company, desires to have significant insight into, and receive regular updates regarding, this integration process. Accordingly, the Board requests that you serve on the Integration Committee in your role as a member of the Board, which service will commence immediately following the formation of the Integration Committee.

In recognition of the significant amount of time that you will need to expend in fulfilling your duties as a member of the Integration Committee, you will receive US$800 in additional Board fees for each hour with the annual cap of US$120,000 that you serve on the Integration Committee. Such hourly fee will be pro-rated on an hourly basis for any partial time during which you serve on the Integration Committee. You acknowledge that such fees are related solely to your service as a member of the Board, and not pursuant to any separate consulting or other relationship with the Company or the Integration Committee. For the avoidance of doubt, such fees will be in addition to the annual retainer and Board and committee meeting attendance fees you currently receive with respect to your service as a member of the Board. You will also be reimbursed for your reasonable and actual out-of-pocket travel expenses incurred when attending meetings of the Integration Committee.

It is the intent of the parties to this letter agreement that you continue to qualify as an “independent director” of the Board in accordance NASDAQ Rule 5605(a) (2) and the provisions of the Board’s Corporate Governance Guidelines.

This letter agreement will become effective upon the later of the following events: (i) the formation of the Integration Committee, and (ii) the approval of the form and terms of this letter agreement by the Board, the Compensation Committee of the Board and the Audit Committee of the Board, in each case in accordance with the Board’s Corporate Governance Guidelines then in effect.

Sincerely,

/s/ James Ding
James Ding
Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Davin A. Mackenzie
Mr. Davin A. Mackenzie
Dated: December 29, 2009